Exhibit 10.75

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

THIRD AMENDMENT
(“Amendment No. 3”)
effective as of October 5, 2012 (“Amendment No. 3 Effective Date”) to the DEVELOPMENT AND LICENSING AGREEMENT dated as of September 27, 1996, as amended and supplemented by the FIRST AMENDMENT AND SUPPLEMENT effective as of November 15, 2005 and as amended by the SECOND AMENDMENT effective as of December 22, 2011 (the “Agreement”) by and between GILEAD SCIENCES, INC., a Delaware Corporation (“Gilead”), on the one hand, and F. HOFFMANN-LA ROCHE LTD, a corporation organized under the laws of Switzerland, and HOFFMANN-LA ROCHE INC., a corporation organized under the laws of New Jersey, on the other hand (collectively “Roche”). Capitalized terms used but not defined herein shall have the meanings assigned them in the Agreement.
WHEREAS pursuant to the Agreement Gilead granted to Roche and its Affiliates, among other things, a sole and exclusive worldwide license under certain intellectual property rights only for the manufacture, importation, use, sale and offer for sale of Products for any and all uses on the terms set forth therein;
WHEREAS Roche desires to provide alternative payment structures to government procurement agencies for purchases of Product that will be held in government stockpiles for use in a potential influenza pandemic;
WHEREAS Gilead is supportive of Roche's interest in providing alternative payment structures for government pandemic stockpiles and is willing to provide certain alternative royalty payment structures in order to support such efforts; and
WHEREAS, the parties desire to amend certain reporting requirements of the Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Amendment, the parties hereby agree as follows:

1.	Section 1. Government Pandemic Planning Program Amendments

1.1    The following new definitions are hereby inserted into Article 1 of the Agreement:

(a)    “Government Pandemic Planning Program” means Roche's program(s) designed to provide alternative payment and delivery structures for purchase of Product by Government Pandemic Purchasers for Pandemic Purposes. The parties agree that the programs described herein as “Government Pandemic Planning Programs” are limited to purchase of Product by Government Pandemic Purchasers for Pandemic Purposes, and consist of three separate alternative payment and delivery structures that Roche may provide to Government Pandemic Purchasers in its discretion, as follows:
(i)    Roche ships Product to a Government Pandemic Purchaser for Pandemic Purposes, in return for: [*]. The alternative payment and delivery structure described above shall be deemed “Pandemic Planning Alternative 1”.
(ii)     Upon [*]. The alternative payment and delivery structure described above shall be referred to as the “Pandemic Planning Alternative 2”).

(iii)    [*] (“Pandemic Planning Alternative 3”).
(b)    “Government Pandemic Planning Product” means TamifluTM (oseltamivir) capsules.
(c)    “Government Pandemic Planning Unit Price” means the [*].

(d)    “Government Pandemic Purchaser” means the national government of any country, a government agency of any country mandated by the national government of such country to purchase and stockpile antiviral agents for use in an influenza pandemic, or the designated importation agent of either of the foregoing.
(e)    “Pandemic Purposes” means the maintenance of Product in stockpiles (either by the Government Pandemic Purchaser or by Roche) for use solely for treatment of members of the public in the purchasing country in connection with [*].
1.2    Government Pandemic Planning Program Sales. A new Section 5.3(i) is hereby inserted in the Agreement to read as follows:

“(i)    Royalty Calculation for Government Pandemic Planning Program. Sales made pursuant to Roche's Government Pandemic Planning Program shall be subject to the same Royalty as applicable to other Net Sales, and shall be included in aggregate worldwide Net Sales for all purposes, including without limitation for calculating applicable royalty rates under Section 5.3(a). Without limiting the foregoing, for their mutual convenience the parties desire to provide certain clarifications, and to make certain mutually-agreeable minor adjustments, regarding the calculation of Net Sales of Product made pursuant to Roche's Government Pandemic Planning Program, in each case as expressly provided below:
(i)For sales of Product made pursuant to Pandemic Planning Alternative 1, [*] shall be deemed the gross sales for purposes of calculation of Net Sales (and, accordingly, the Royalty).
(A)The entire Government Pandemic Planning Unit Price shall be royalty bearing [*], so that: (1) the entire Royalty, based on the Net Sales arising from the entire Government Pandemic Planning Unit Price for such Product, shall be due and payable in accordance with Section 8.1 based on [*]; and (2) all payments due hereunder shall be paid in U.S. Dollars. For the purpose of computing such payments in U.S. Dollars, Net Sales in foreign currencies shall be converted into U.S. Dollars in accordance with Section 8.2 using the [*] rate of exchange for the year in which such Product is shipped.

(B)[*].

(ii)For sales of Product made pursuant to Pandemic Planning Alternative 2:

(A)[*] Upon [*], the [*] shall be deemed the gross sales for such Product for purposes of calculation of Net Sales (and accordingly, the Royalty). Accordingly: (1) the entire Royalty, based on the Net Sales [*] shall be due and payable in accordance with Section 8.1 based on [*]; and (2) all payments due hereunder shall be paid in U.S. Dollars. For the purpose of computing such payments in U.S. Dollars, Net Sales in foreign currencies shall be converted into U.S. Dollars in accordance with Section 8.2 using the [*] rate of exchange for the year in which [*].

(B)For [*]; and (3) all payments due hereunder shall be paid in U.S. Dollars. For the purpose of computing such payments in U.S. Dollars, Net Sales in foreign currencies shall be converted into U.S. Dollars in accordance with Section 8.2 using the [*] rate of exchange for: [*].
(iii)    For sales of Product made pursuant to Pandemic Planning Alternative 3:
(A) Net Sales shall be calculated on, and the Royalty shall be due on, [*] as would be applicable to any other Product sales;
(B) [*]; and
(C) all payments due hereunder shall be paid in U.S. Dollars. For the purpose of computing such payments in U.S. Dollars, Net Sales in foreign currencies shall be converted into U.S. Dollars in accordance with Section 8.2 using the [*] rate of exchange for the year [*].

(iv)    Deductions included in the definition of Net Sales shall apply to sales of Product made pursuant to Roche's Government Pandemic Planning Program, including adjustments provided for under Section 5.3(e) and Section 5.3(f) and the expiration provisions of Section 5.3(g).
(v)    Due to timing differences between payments made to Roche under some of the alternative programs included in Roche's Government Pandemic Planning Program and payment of the Royalty, the applicable amounts deductable from aggregate gross sales to Net Sales may require adjustment over time. To the extent necessary, Roche shall estimate such deductable amounts in good faith and in accordance with IFRS and Roche's standard accounting practices used in preparing its audited financial statements. Roche shall perform an annual reconciliation of such deductable amounts under the Government Pandemic Planning Program within sixty (60) days after the end of each calendar year to correct the calculation of such deductable amounts. Roche may adjust its reporting of Net Sales and Royalties outside of (whether before or after) such annual reconciliation as necessary to reflect corrections to the calculations of such deductable amounts.
(vi)    Sales of Product pursuant to any other program(s) or mechanisms for purchase of Product by Government Pandemic Purchasers for Pandemic Purposes that do not meet the criteria for the Government Pandemic Planning Program described above shall be treated as any other Product sales under the Agreement, and Net Sales shall be calculated on, and the Royalty shall be due on, such Product sales as would be applicable to any other Product sales.”

2.	Section 2. Amendment to Section 8(b) of the FIRST AMENDMENT AND SUPPLEMENT.
Section 8(b) of the FIRST AMENDMENT AND SUPPLEMENT is hereby deleted in its entirety and replaced with the following:
“8(b) Responsibilities of the Joint Supervisory Committee. The Joint Supervisory Committee will consider and evaluate Roche's overall commercial plans for the Product on a global basis ("Roche's global commercial plan"). The Joint Supervisory Committee shall also seek to resolve any disputes of the Manufacturing Committee or Commercial Committee referred to it pursuant to Section 9 of this Amendment. Roche shall provide Gilead with Roche's global commercial plans reasonably in advance of each meeting of the Joint Supervisory Committee, and in any event at least five (5) business days prior to the meeting, which plans shall include: (i) historical and budgeted promotional spending levels, sales force activities, sales force size, major marketing activities, commercialization strategies, pricing strategies, forecasts and marketing analyses, in each of the countries comprising the top five (5) commercial markets for the Product (excluding Japan) (the “Top Five”) and Japan; provided that, Gilead and Roche may mutually agree in writing (without application of the dispute resolution provisions contained in this FIRST AMENDMENT AND SUPPLEMENT) to adjustments to the countries comprising the Top Five for purposes of such definition for a specified period of time (and if no period of time is specified, such adjustment shall be deemed to apply solely to the applicable calendar year); and (ii) Roche's annual budget for aggregate spending in Specified Markets (as defined in subsection (c) below) on promotional, marketing and sales activities for the Product related to Seasonal Sales (as defined in subsection (c) below). Such global commercial plans shall also set forth Roche's activities, plans and budgets with respect to government sales and pandemic planning. In reviewing and evaluating Roche's global commercial plans, Gilead recognizes that activities in Japan for the Product are conducted through a majority-owned subsidiary of Roche acting under a sublicense, and that Roche's access to information and control of activities in that country are more limited than elsewhere in the world. Nothing in this Amendment shall in any way affect or modify Roche's exclusive rights under Article 7.1 of the Original Agreement.”

3.
Section 3. Amendment to Section 8(c) of the FIRST AMENDMENT AND SUPPLEMENT. Section 8(c) of the FIRST AMENDMENT AND SUPPLEMENT of the Agreement is hereby deleted in its entirety and replaced with the following:

“8(c) Spending Levels For Seasonal Sales in Specified Markets. The Joint Supervisory Committee shall review Roche's annual budget for aggregate spending in Specified Markets on promotional, marketing and sales activities for the Product related to Seasonal Sales. As used herein, the “Specified Markets” shall mean all of: (i) the Top Five; (ii) any other country where gross Seasonal Sales during the previous calendar year exceed [*]; and (iii) [*]. “Seasonal Sales” shall mean sales of the Product during influenza season, excluding purchases and stockpiling by governmental or regulatory authorities and Third Parties for pandemic planning.”

4.	Section 4. Representations and Warranties

Each party hereby represents and warrants: (a) such party is duly organized and validly existing under the laws of the state of its incorporation and has fully corporate power and authority to enter into this Amendment No. 3 and to carry out the provisions hereof; (b) such party is duly authorized to execute and deliver this Amendment No. 3 and to perform its obligations hereunder; (c) this Amendment No. 3, and the Agreement as amended hereby, is a legal and valid obligation binding upon it and is enforceable in accordance with its terms; (d) the execution, delivery and performance of this Amendment No. 3 by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound and does not violate any law or regulation or any court, governmental body or administrative or other agency having authority over it.

5.	Section 5. Amendments

No amendment or modification of this Amendment No. 3 shall be valid or binding upon the parties unless made in writing and signed by a duly authorized representative of each party.

6.	Section 6. Waiver

No waiver by any party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default, nor shall any such waiver be valid or effective unless in writing and signed by a duly authorized representative of each party.

7.	Section 7. Agreement; No further changes to the Agreement

Except as specifically set forth herein, this Amendment No. 3 shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. After the date hereof, any reference to the Agreement shall mean the Agreement as amended hereby.

8.	Section 8. Entire Agreement

The Agreement as amended by this Amendment No. 3 and all Appendices, Exhibits and Schedules referred to herein or therein, embody the entire understanding of the parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. This Amendment No. 3 supercedes and replaces in its entirety, effective as of the Amendment No. 3 Effective Date, the version of Amendment No. 3 previously executed by the parties.

9.	Section 9. Governing Law

This Amendment No. 3 is made in accordance with and shall be governed and construed under the laws of the State of California, as such laws are applied to contracts entered into and to be performed within such state.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed by their duly authorized representatives effective as of the date first above written.

F. HOFFMANN-LA ROCHE LTD

By:	/s/ Christophe Carissimo	By:	/s/ Stefan Arnold
Name:	Christophe Carissimo	Name:	Stefan Arnold
Title:	Global Licensing Director	Title:	Head Legal Pharma

F. HOFFMANN-LA ROCHE INC

By:	/s/ Joseph S. McCracken
Name:	Joseph S. McCracken
Title:	Vice President

GILEAD SCIENCES, INC.

By:	/s/ John F. Milligan
Name:	John F. Milligan
Title:	President and COO